Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2026 Inducement Plan and the 2020 Equity Incentive Plan, of our report dated March 26, 2026, with respect to the consolidated financial statements of Inhibikase Therapeutics, Inc. and Subsidiaries as of December 31, 2025 and 2024, and for the years then ended which report is included in the Annual Report on Form 10-K of Inhibikase Therapeutics, Inc. for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ CohnReznick LLP

Holmdel, New Jersey

March 26, 2026